Assets Acquisition Agreement

(No. SO2009F01)

This Assets Acquisition Agreement (hereinafter the “Agreement”), is made on [Dec 22, 2009]  in [Tianjin] by and between:

（1）
Tianjin SingOcean Public Utilities Development Co., Ltd, a limited liability company duly organised and validly existing under the laws of the People’s Republic of China, with its legal address at Gate 137 ,# 10, 2nd St., Development Zone,Tianjin (hereinafter the “Seller”);

（2）
Harbin Hengsheng Real Estate Development Co., Ltd., a limited liability company, duly organized and validly existing under the laws of the People's Republic of China, with its legal address at #90，Aidemengdun Rd., Harbin ,(hereinafter the “Purchaser” ).

Whereas:

1、	The Seller intends to sell self-owned construction-in-progress, land use right, gas pipeline, operating equipments and relative credits and debts (hereinafter collectively as the “Assets”);

2、	The Purchaser intends to purchase such Assets; and

3、	After friendly negotiations on the acquisition of the Assets, the Seller agrees to sell, and the Purchaser agrees to buy the Assets under the terms and conditions of this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Definition and Interpretation

Unless the terms or context of this Agreement are otherwise provided, this Agreement shall be interpreted in accordance with, and each of the terms used herein shall have the meaning described as follows:

 “Assets” is interpreted as construction-in-progress, land use right, gas pipeline, operating equipments and relative credits and debts owned by the Seller. More details are described in Article 2 of this Agreement.

 “Handover” refers to the actions under which the Seller shall transfer all the actual assets of Assets and all documents and materials related to Assets to the Purchaser, and alter the registration of the Purchaser as the owner of land use right and the construction in progress.

 “Contractual Amount” refers to the total amount that the Purchaser shall pay the Seller for the total Assets pursuant to the related provisions under this Agreement.

 “Effective Day” refers to the day when this Agreement comes into effect. More details are provided in Article 16 of this Agreement.

2.	Assets

2.1
Construction-in-progress：Name of the Project: ________; Location:________; Area: Land occupied_________; Total building area:________________(subject to the actual area measured after the acceptance of the construction); Scope of the project:______________. (See details in Attachment I “List of Construction-in-Progress”)

2.2
Land: Owner of Land Use Right: _________________; Serial number of Land Use Right Certificate: __________________; Serial number of the land: _________________; Location: ________________; Area: _________________; Type of land use right: _________________; Category of land (usage): ______________; Termination of the right: ______________. (See details in Attachment I “List of Construction-in-Progress”)

2.3	Gas pipeline, operating equipments and other assets (See Details in Attachment II “List of Gas Pipeline, Operating Equipments and Other Assets”)

2.4	Relative Credits and Assets by the day of Nov. 30, 2009 (Details described in Attachment “Breakdown of Relative Credits and Debts”)

3.	Contractual Amount

Subject to the terms and conditions of this Assets Acquisition Agreement, both the Seller and the Purchaser agree that the overall value of the transaction in relation to the purchase of Assets is RMB Forty Millions (hereinafter the “Contractual Amount”). Besides such contractual amount, the Purchaser shall bear all the taxes and expenses in connection with this transaction (including any taxes and expenses which shall be borne by the Seller pursuant to the laws and regulations). The taxes and expenses aforesaid are not included in the contractual amount.

4.	Payment Schedule of Contractual Amount

4.1
First Payment: the Purchaser agrees that within three days after the execution of this Agreement, the Purchaser shall pay RMB 5 million (RMB Five Million) to the Seller as the advance payment. Both parties agree that when this Agreement comes into effect, such advance payment shall be converted into the first installment of Contractual Amount paid by the Purchaser to the Seller; otherwise the Seller shall return such advance payment without any interest to the Purchaser within 25 days after the execution of this Agreement.

4.2	Second Payment: Within fifty days after the execution of this Agreement, the Purchaser shall pay RMB Forteen and a half millions.

4.3	Third Payment: Within twelve months after the execution of this Agreement, the Purchaser shall pay the remaining amount to the Seller, namely RMB twenty and a half millions.

4.4
All the taxes and expenses which shall be borne by the Seller pursuant to the laws and regulations in connection with this transaction shall be born by the Purchaser upon the Seller’s instructions immediately, following the Seller’s request any time.

5.	Handover of the Assets

5.1
Within ten days after the Purchaser consummating the second installment, the Seller shall hand over all the copies of the purchase contract, specifications, drawings, repair warranty document relating to the Assets (excluding construction-in-progress, land use right and license of gas pipeline) to the Purchaser.

5.2
Within thirty days after the Purchaser consummating the second installment, the Seller shall obtain all the written consent on the debts transfer involved in the Assets (details described in Attachment III “Breakdown of the Relative Credits and Debts”) from the creditors respectively; and shall sent notices on the credit transfer involved in the Assets (details described in Attachment III “Breakdown of the Relative Credits and Debts”) to the debtors respectively.

5.3
Within twenty days after the Purchaser consummating the second installment, the Seller shall assist the Purchaser to process the registration on alteration of the ownership of construction-in-progress, land use right and license of gas pipeline.

5.4
The Purchaser confirms that the Assets be purchased based on their current status. The Purchaser has a sufficient and detailed understanding on the current situation and defect of all the Assets. From the day when the Assets are handed over to the Purchaser from the Seller, the Seller shall not take any responsibilities on any quality problems, defects or expenses of the Assets. The Purchaser further confirms that after the relative credits and debts transferred to the Purchaser, the Seller shall not take any responsibilities on the performances of such credits and debts.

6.	Obligations, Liabilities, Taxes, Expenses and Risks Annexed to the Assets

The obligations, liabilities, taxes, expenses and risks annexed to the Assets which occur before the handing over（physical delivery shall prevail in the handover of construction-in-process、land use right and gas pipeline, etc） to the Purchaser shall be borne by the Seller; Those occur after the handing over to the Purchaser shall be borne by the Purchaser.

7.	Representation and Warranty

7.1	The Seller’s Representation and Warranty

7.1.1
The Seller, a limited liability company organized and established under the laws of PRC, is in full legal possession of all Assets, including but not limited to construction-in-progress, land use right, gas pipeline, operating equipments. The Seller guarantees that it has the full legal right to transfer the Assets to the Purchaser.

7.1.2
。There is no violation of any applicable PRC Law with respect to this Agreement. The Seller has not leased or sold any portion of its Assets to any other parties. No party other than the Seller has any right to use or occupy any part of the Assets. There are no limited rights such as mortgage, guarantee rights, sealing up, detaining and freezing on the Assets. There are no actions relating to the current use or occupancy of the Assets pending or, to the best knowledge of the Seller, threatened.

7.2	The Purchaser’s Representation and Warranty

The Purchaser, a limited liability company organized and established under the laws of PRC, undertakes to pay to the Seller the amount provided on article 4 of this Agreement.

8.	Responsibility of Breach of this Agreement

Should any Party violates its representations or warranties provided in this Agreement, the other Party shall have the right to forthwith terminate this Agreement and claim for all the damages and losses caused by the breach, including but not limited to the direct or indirect economic losses, litigation or arbitration expenses, reasonable attorney fees, etc.

9.	Force Majeure

In the event that any party fails to perform the obligations under this Agreement due to any objective and unforeseeable circumstances, which are also unavoidable and insurmountable, the affected party shall not assume any liability of default.

10.	Confidentiality

During the term of this Agreement and ___two___ years after the expiration of this Agreement, no Party shall disclose any information with relation to this Agreement to any other individuals, entities or companies no matter they are  the competitors of the other party or not.

11.	Notices

11.1
Any notice prescribed in this Agreement shall be written and given or served by facsimile or by the appointed person. Any notice given or served by courier shall be deemed to have been given or served on the 3rd day after it was duly couriered. If by telephone, email and other methods, it shall be deemed to have been given upon the written confirmation of the recipient.

11.2
Each party’s alteration of the method or contact information of notice shall be noticed to the other party within 3 days after such alteration occurred. If failed, the alteration party shall take all the legal liabilities resulted.

To the Seller, the information of the recipient, address, post code, facsimile and email as follows:

Addressee：____________     Position: _____________

Address: _____________   Post Code: ______________

Facsimile Number:____________   Email:_________________

To the Purchaser, the information of the recipient, address, post code, facsimile and email as follows:
Addressee：____________     Position: _________

Address:________________  Post Code:___________

Facsimile Number:___________   Email:_____________

12.	Dispute Resolution

Any dispute, controversy or claim arising from the interpretation or performance of, or in connection with this Agreement will be settled by arbitration at Tianjin Arbitration Commission in accordance with its rules in effect at the time of arbitration. The arbitration awards shall be legally binding on the Parties.

13.	Severability

Each clause of this Agreement shall be considered severable. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

14.	Headings

Headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

15.	Entire Agreement

15.1	This Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersede all prior discussions, negotiations and agreements.

15.2	Any amendment of this Agreement shall be made in writing, implicated being in connection with this Agreement and signed by duly authorized representative of each party.

16.	Effective Conditions of This Agreement

This Agreement shall become effective when the following items are satisfied:

（1）Both the Seller and the Purchaser have signed and sealed on this Agreement; and

（2）Within 15 days after the execution of this Agreement, the Purchaser has received the Seller’s notice on the consent of the sale of the Assets from the board meeting.

17.	Waiver

Either Party's failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not be deemed as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.

18.	Original

18.1
This Agreement is executed in _five copies of the original, each Party retains one copy of the original, and other _three copies of the original shall be kept by the Seller to handle related procedures.

18.2
In the event that it is necessary for the two parties to execute an assets transfer agreement separately on partial Assets when handling the ownership alteration registration or any situation mutually agreed by both parties occurred, both parties agree to execute the agreement aforesaid separately. Notwithstanding aforesaid, such separated agreement shall not conflict with this Agreement. If conflicted, this Agreement shall prevail.

List of Attachments

Attachment I:	List of Construction-in-Progress (including the photocopies of the certificates);

Attachment II:	List of Gas Pipeline, Operating Equipments and Other Assets

Attachment III:	Breakdown of Relative Credits and Debts

[Signature Page]

Seller: Tianjin SingOcean Public Utilities Development Co., Ltd

Signature of Authorized Representative:

Date:Dec 22,2009

Purchaser: Harbin Hengsheng Real Estate Development Co., Ltd.

Signature of Authorized Representative:

Date:Dec 22,2009